Exhibit 99.1

PRELIMINARY OFFERING MEMORANDUM EXCERPTS

Our Company

We believe we are one of the world’s leading manufacturers and marketers of value-added plastic packaging products. We manufacture a broad range of innovative, high quality packaging solutions using our collection of over 1,700 proprietary molds and an extensive set of internally developed processes and technologies. Our principal products include containers, drink cups, bottles, closures and overcaps, tubes, prescription vials, trash bags, stretch films, plastic sheeting and tapes which we sell to more than 13,000 customers in attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive. Our customers are comprised of a favorable balance of leading, national, blue-chip customers as well as a collection of smaller local specialty businesses. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. The average length of our relationship with these customers is more than 21 years. We believe that we are one of the largest global purchasers of polyethylene resin, our principal raw material, buying approximately 1.2 billion pounds in 2007. Additionally, we operate 70 strategically located manufacturing facilities and have extensive distribution capabilities. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and significant operating and purchasing scale provide us with a competitive advantage in the marketplace.

We believe that our unique combination of leading market positions, proven management team, product and customer diversity and manufacturing and design innovation provides access to a variety of growth opportunities and has allowed us to achieve consistent organic volume growth in excess of market growth rates. Our strong profit margins and efficient deployment of capital have allowed us to consistently generate strong cash flow and high returns on invested capital. As a result of these characteristics, over the past 10 years we have grown our net sales and Adjusted EBITDA at compounded annual growth rates of 31% and 30%, respectively, with no sequential annual decline in Adjusted EBITDA in any of the last 15 years. For the fifty-two week period ended December 29, 2007, we generated net sales and Adjusted EBITDA (pro forma for the Captive Acquisition and the acquisition of MAC Closures, Inc.) of approximately $3.4 billion and $571 million, respectively.

Our Businesses

We operate in the plastic segment of the $121 billion U.S. packaging sector, which accounted for $46 billion, or 38%, of total packaging industry sales in 2006, the most recently reported year, according to the Freedonia Group (“Freedonia”). Demand for our plastic packaging products is driven by the consumption of consumer products including food, beverages, pharmaceuticals and personal care products. Plastic packaging has benefited from a shift from metal, paper and glass containers which has taken place over the last 20 years. This conversion has been driven by factors including consumer preference, weight advantages, shatter resistance and barrier properties. Recent technological advancements have allowed for additional conversions of packaging from glass to plastic containers for a number of products that require barrier properties and/or are filled at high temperatures. These new technologies have created many new market segment opportunities and avenues for significant growth. Freedonia estimates annual plastic packaging market growth of 4.6% through 2011, compared to 3.0% annual growth for the overall packaging industry.

The product categories on which we focus utilize similar manufacturing processes, share common raw materials (principally PP and PE resin) and sell into end markets where customers demand innovative packaging solutions and quick and seamless design and delivery. We organize our business into four operating divisions: rigid open top, rigid closed top, flexible films, and tapes and coatings.

Rigid Open Top–29% of net sales for the fiscal year ended September 29, 2007

Our rigid open top division is comprised of three product categories: containers, foodservice items (drink cups, institutional catering, and cutlery) and housewares. The largest end-users for our containers are food products companies. We believe that we offer one of the broadest product lines among U.S.-based injection-molded plastic container and drink cup manufacturers and we are a leader in thermoformed container and drink cup offerings, which provide a superior combination of value and quality relative to competing processes. Many of our open top products are manufactured from proprietary molds that we develop and own, which results in significant switching costs to our customers. In addition to a complete product line, we have sophisticated printing capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and add material value to, our customers’ packaging design processes. Our product engineers work directly with customers to design and commercialize new drink cups and containers. In order to identify new markets and applications for existing products and opportunities to create new products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers and artists to satisfy customers’ needs. Our low-cost manufacturing capability with plants strategically located throughout the United States and a dedication to high-quality products and customer service have allowed us to further develop and maintain strong relationships with our attractive base of customers including Dean Foods, General Mills, McDonald’s, Wal-Mart and Yum! Brands.

Rigid Closed Top–20% of net sales for the fiscal year ended September 29, 2007

Our rigid closed top division is comprised of four product categories: closures and overcaps, prescription vials, bottles, and tubes. We believe that this line of products gives us a competitive advantage in being able to provide a complete plastic package to our customers. We have a number of leading positions in which we have been able to leverage this capability such as prescription vial packages and Tab II® pharmaceutical packages. Our innovative design center and product development engineers regularly work with our customers to develop differentiated packages that offer unique shelf presence, functionality, and cost competitiveness. The combination of our package design and engineering with our world-class manufacturing facilities uniquely positions us to take projects from concept to end product. We utilize the latest in manufacturing technology, offering several different manufacturing processes, including injection molding, compression molding, extrusion and various blow molding processes, as well as decoration and lining services. This allows us to match the optimal manufacturing platform with each customer’s desired package design and volume. Our state of the art mold designs, and our quality system, which includes the latest in vision systems and process control, allow us to meet the increasingly high standards of our customers. In addition, we have a strong reputation for quality and service, and have received numerous “Supplier Quality Achievement Awards” from customers, as well as “Distribution Industry Awards” from market associations. Our rigid closed top products are used principally in the pharmaceutical, healthcare, household chemical, and personal care end markets. Representative customers include Kraft, L’Oreal, Novartis, PepsiCo, Procter & Gamble and Target Stores. We believe that we have a unique line of rigid closed top products, and as a result of the acquisitions of MAC Closures, Inc. in December 2007 and the Captive Acquisition, our rigid closed top division has increased its scale and breadth of product offerings. See “Business—Recent Developments.”

Flexible Films–33% of net sales for the fiscal year ended September 29, 2007

Our flexible films division manufactures and sells primarily polyethylene-based film products. Our principal products include trash bags, drop cloths, agricultural film, stretch film, shrink film and custom packaging film. We are one of the largest producers of plastic trash bags, stretch film and plastic sheeting in the United States.

Our flexible products are used principally in the agricultural, horticultural, institutional, foodservice and retail markets. Our Ruffies® trash bags are a leading value brand of retail trash bags in the United States. In addition to our branded products, for many of our customers we are the primary supplier of private label plastic film products, which are growing more quickly than the overall films market. We believe that no other single competitor has comparable scale of distribution capabilities or diversity of plastic film products across the end markets in which we participate. This scale and diversity enable us to serve leading blue-chip customers such as Home Depot and Wal-Mart.

Tapes and Coatings–18% of net sales for the fiscal year ended September 29, 2007

Our tapes and coatings division produces and sells a diverse portfolio of specialty adhesive and coated and laminated products for niche applications in the industrial, oil, gas and water supply, HVAC, building and construction, retail, automotive, and medical markets. Our principal tape products include heat-shrinkable and polyethylene-based pipeline coatings, PE coated cloth tapes, splicing and laminating tapes, flame-retardant tapes, vinyl-coated tapes, and a variety of other specialty tapes, including carton sealing, masking, mounting and OEM medical tapes. We sell our tape products to retailers, distributors and end users, and manufacture these products primarily under eight brands, including Nashua® and Polyken®. We manufacture and sell a diversified portfolio of coated and laminated products, including flexible packaging, multi-wall bags, fiber-drum packaging, housewrap, and polypropylene-based storage containers. These products are sold for use in packaging, construction, and material handling applications to a diverse group of end users in the food, consumer, building and construction, medical, chemical, agriculture, mining and military markets. We sell our coated products under a number of brands, including Barricade® and R-Wrap®. In addition, a number of our construction-related products are sold under private labels. Our customers include converters, distributors, contractors and manufacturers.

Our Strengths

We believe our consistent financial performance is the direct result of the following competitive strengths:
Leading market positions across a broad product offering. One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved leading competitive positions in many of our major product lines, including thinwall, pry-off, dairy and clear polypropylene containers; drink cups; spice and pharmaceutical bottles and prescription vials; spirits, continuous thread, and pharmaceutical closures; aerosol overcaps and plastic squeeze tubes; plastic trash bags, stretch film and plastic sheeting; and cloth and foil tape products and adhesives. We believe that our leading market positions enable us to attract and expand our business with blue chip customers, cross-sell products, launch new products and maintain high margins.

Large, diverse and stable customer base. We sell our packaging solutions to over 13,000 customers, ranging from large multinational corporations to small local businesses in diverse industries. Our customers are principally engaged in industries that are considered to be generally less sensitive to changing economic conditions, including pharmaceuticals, food, dairy, and health and beauty. Our top 10 customers represented approximately 24% of our fiscal 2007 net sales with no customer accounting for more than 6% of our fiscal 2007 net sales. Our co-design capabilities and proactive approach to customer service makes us an integral part of our customers’ long-term marketing and packaging decisions. The average length of our relationship with our top 10 customers is 21 years.

Strong organic growth through continued focus on best-in-class technology and innovation. We believe that our manufacturing technology and expertise are best-in-class and that we are a leader in new product innovation, as evidenced by our offering of an extensive proprietary product line of value-added plastic packaging in North America. We currently own over 1,700 proprietary molds and have pioneered a variety of production processes such as what we believe to be the world’s largest deep draw PP thermoforming system for drink cups. We focus our research and development efforts on high value-added products that offer unique performance characteristics and provide opportunities to achieve premium pricing and further enhance our strategic position with our customers. Our dedicated professionals work collaboratively with our customers’ marketing departments in identifying and delivering new package designs. This skill set has allowed us to consistently achieve annual organic volume growth in excess of market growth rates.

Scale and low-cost operations drive profitability. We are one of the largest domestic manufacturers and suppliers of plastic packaging solutions and we believe we are one of the lowest cost manufacturers in the industry. We believe that our proprietary tools and technologies, low-cost manufacturing capabilities and operating and purchasing scale, which increased significantly with the Berry Covalence Merger, provide us with a competitive advantage in the marketplace. Our large, high-volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage our fixed costs, higher capacity utilization and longer production runs. Our scale also enhances our purchasing power and lowers our cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market. In addition, as a result of the strategic location of our 70 manufacturing facilities and our national footprint of several warehouse and distribution facilities, we have broad distribution capabilities, which reduce shipping costs and allow for quick turnaround times to our customers. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that is valued by our customers. In addition, to continuously improve our cost position, our managers are charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets.

Ability to pass through changes in the price of resin. We have generally been able to pass through to our customers increases in the cost of raw materials, especially resin, the principal raw material used in manufacturing our products. In many cases, we have contractual price escalators/de-escalators tied to the price of resin that result in relatively rapid price adjustments to these customers. In addition, we have experienced high success rates in quickly passing through increases and decreases in the price of resin to customers without indexed price agreements. Historically, we have consistently grown our earnings even during periods of volatility in raw material markets.

Track record of strong and stable cash flow. Our strong earnings, combined with our modest capital expenditure profile, limited working capital requirements and relatively low cash taxes due to various tax attributes, result in the generation of significant cash flow. We have a consistent track record of generating high cash flow as a percentage of net sales relative to our plastic packaging peers. In addition, the capital expenditures required to support our targeted manufacturing platforms and market segments is lower than in many other areas of the plastic packaging industry.

Motivated management team with highly successful track record. We believe our management team is among the deepest and most experienced in the packaging industry. Our 22 senior executives possess an average of 17 years of packaging industry experience, and have combined experience of over 367 years at Berry. The senior management team includes Chairman and CEO Ira Boots, who has been with us for 30 years, and COO Brent Beeler and CFO Jim Kratochvil, who have each been with us for over 23 years. This team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. In addition, management has successfully integrated 26 acquisitions since 1988, and has generally achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, reducing headcount, rationalizing facilities and tools, applying best practices and capitalizing on economies of scale. Members of Berry’s senior management team and other employees own approximately 20% of the equity of Berry Group, Berry’s parent company.

Our Strategy

Our goal is to maintain and enhance our market position and leverage our core strengths to increase profitability and maximize cash flow. Our strategy to achieve these goals includes the following elements:

Increase sales to our existing customers. We believe we have significant opportunities to increase our share of the packaging purchases made by our more than 13,000 existing customers as we expand our product portfolio and extend our existing product lines. We believe our broad and growing product lines will allow us to capitalize on the corporate consolidation occurring among our customers and the continuing consolidation of their vendor relationships. With our extensive manufacturing capabilities, product breadth and national distribution capabilities, we can provide our customers with a cost-effective, single source from which to purchase a broad range of their plastic packaging needs.

Aggressively pursue new customers. We intend to aggressively pursue new customer relationships in order to drive additional organic growth. We believe that our national direct sales force, our ability to offer new customers a cost-effective, single source from which to purchase a broad range of plastic packaging products, and our proven ability to design innovative new products position us well to continue to grow and diversify our existing customer base.

Manage costs and capital expenditures to drive cash flow and returns on capital. We continually focus on reducing our costs in order to maintain and enhance our low-cost position. We employ a team culture of continuous improvement operating under an ISO management system and employing Six Sigma throughout the organization. Our principal cost-reduction strategies include (i) leveraging our scale to reduce material costs, (ii) efficiently reinvesting capital into our manufacturing processes to maintain technological leadership and achieve productivity gains, (iii) focusing on ways to streamline operations through plant and overhead rationalization and (iv) monitoring and rationalizing the number of vendors from which we purchase materials in order to increase our purchasing power. In addition, each of our over 400 managers is charged with meeting specific cost reduction and productivity improvement targets each year, with a material amount of their compensation tied to their performance versus these targets. Return on capital is a key metric throughout the organization and we require that capital expenditures meet certain return thresholds, which encourages prudent levels of spending on expansion and cost saving opportunities.

Selectively pursue strategic acquisitions. In addition to the significant growth in earnings and cash flow we expect to generate from organic volume growth and continued cost reductions, we believe that there will continue to be opportunities for future growth through selective and prudent acquisitions. Our industry is highly fragmented and our customers are focused on working with a small set of key vendors. We have a successful track record of executing and integrating acquisitions, having completed 26 acquisitions since 1988, and have developed an expertise in synergy realization. In the past five years, we have acquired and successfully integrated Landis Plastics Inc., Kerr Group Inc., and Rollpak Corporation, and we have recently merged with Covalence, realizing significant synergies. We intend to continue to apply a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term and further developing our scale and diversity in new or existing product lines. The Captive Acquisition is in line with our acquisition strategy.

The Captive Acquisition

On December 21, 2007, Berry Plastics entered into a definitive agreement to acquire Captive Holdings, Inc., the parent company of Captive Plastics, Inc. (“Captive”) for approximately $500 million (the “Captive Acquisition”), subject to a customary post-closing purchase price adjustment. Net Sales and Adjusted EBITDA for Captive were approximately $290 million and $58 million, respectively, for the fiscal year ended December 30, 2007.

On February 5, 2008, Berry Plastics completed the Captive Acquisition utilizing the proceeds from a $520 million bridge loan facility pursuant to a Senior Secured Bridge Loan Credit Agreement with Bank of America,

N.A., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc. (the “Bridge Loan Credit Facility”). The Bridge Loan Credit Facility will be repaid in full with the net proceeds of this offering, and concurrent repayment of the Bridge Loan Credit Facility is a condition to this offering. See “Use of Proceeds”.

Captive is a leading manufacturer of high-quality, blow-molded plastic containers and injection-molded closures that strategically targets the food, healthcare, spirits and personal care end-markets. Captive focuses on these specific markets because they offer the opportunity for significant growth and strong margins, yet exhibit stable, non-cyclical demand characteristics. The majority of Captive’s products are blow-molded bottles made from PET, HDPE, PP and PVC, and injection-molded closures made from PP. Captive leverages a broad range of manufacturing technologies throughout its national geographic footprint to meet customer needs. In addition, we believe Captive owns one of the largest libraries of molds and PET preforms in the plastic packaging industry, allowing Captive the flexibility to deliver a broad set of packaging solutions to meet the varied and complex product requirements of its targeted customer base.

Recent Developments

On December 19, 2007, Berry Plastics and certain of its subsidiaries entered into a sale lease back transaction pursuant to which Berry Plastics and certain of its subsidiaries sold their manufacturing facilities located in Baltimore, Maryland; Evansville, Indiana; and Lawrence, Kansas for approximately $83 million and used these proceeds to repay non-recourse debt on its Evansville, Indiana facility of $7.9 million and transaction costs of $0.9 million. This resulted in the Company receiving $74.2 million, which was utilized to fund the acquisition of MAC Closures, Inc. The sale lease back transaction resulted in the Company realizing a deferred gain of $41.8 million which will be offset against future payments over the life of the respective leases.

On December 20, 2007, Berry Plastics acquired all of the outstanding shares of MAC Closures, Inc., a Canadian corporation, through its newly formed subsidiary BerryMac Acquisition Limited for approximately CN$72 million. MAC Closures has manufacturing locations in Waterloo, Quebec and Oakville, Ontario. MAC Closures, Inc. had approximately $37.1 million in revenue for the year ended December 31, 2007, and has approximately 180 employees. The acquisition was funded with proceeds from the sale lease back transaction discussed above.

On December 28, 2007, in connection with an internal entity restructuring, Berry Plastics Holding Corporation was combined with Berry Plastics Corporation in a merger in which Berry Plastics Holding Corporation survived and was renamed Berry Plastics Corporation.

On January 22, 2008, Berry entered into an interest rate swap transaction to protect $300.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The swap agreement became effective February 5, 2008. The swap agreement has a notional amount of $300.0 million and swaps three-month variable LIBOR contracts for a fixed three-year rate of 2.962%. This swap agreement expires on February 7, 2011.

The Company’s fiscal 2008 second quarter ended on March 29, 2008. Below is an unaudited estimate of the Company’s financial performance for the fiscal 2008 second quarter. These amounts are only estimates and may be revised materially as a result of management’s completion of the Company’s results for the second fiscal quarter of 2008.

Berry Plastics estimates that its net sales will total approximately $845 million during its fiscal 2008 second quarter, representing an increase of 14% as compared to its fiscal 2007 second quarter. This increase of 14% is primarily attributed to higher selling prices in both the rigid and flexible businesses, higher volume in rigid, lower volume in flexible, and acquisition volume from Captive, MAC Closures, and Rollpak. Also, the Company estimates that its fiscal 2008 second quarter Adjusted EBITDA, excluding adjustments for acquisitions and unrealized synergies, will be approximately $99 million, an increase from approximately $97 million for the fiscal 2007 second quarter. This increase is primarily the result of additional sales volume from acquisitions and achievement of synergies partially offset by increased raw material costs. In order to mitigate the effect of rising raw material costs, management has put several cost reduction plans into place. These plans include decreasing resin usage, reducing variable expenses and reducing workforce. Additionally, Berry Plastics estimates that its Adjusted EBITDA for the fiscal 2008 second quarter will be approximately $118 million as compared to $145 million for the fiscal 2007 second quarter. The Company also estimates that, for the twelve months ended March 29, 2008, Adjusted EBITDA will be approximately $544 million.

For more information concerning Adjusted EBITDA, see footnote (3) to “—Summary Historical Financial Data.” The following table reconciles net loss to Adjusted EBITDA for fiscal 2008 projected second quarter and fiscal 2007 second quarter:

	Unaudited
	Thirteen Weeks Ended
($ in millions)	Estimated March 29, 2008	Actual March 31, 2007
Adjusted EBITDA	$118	$145
Pro forma Rollpak, MAC and Captive EBITDA	(5)	(21)
Pro forma synergies (Covalence, Rollpak, MAC, Captive and Oxnard)	(14)	(29)
Pro forma sale/leaseback	-	2
Net interest expense	(64)	(59)
Depreciation and amortization	(60)	(49)
Income tax benefit	16	7
Business optimization expense	(10)	(2)
Restructuring and impairment	-	(4)
Loss on disposal of fixed assets	-	(2)
Management fees	(1)	(1)
Stock based compensation	(5)	(1)
Net loss	$(25)	$(14)

The following table reconciles net loss to Adjusted EBITDA for the twelve months ended March 29, 2008.

Unaudited
($ in millions)	12 Months Ended March 29, 2008
Adjusted EBITDA	$544
Net interest expense	(244)
Depreciation and amortization	(241)
Income tax benefit	97
Loss on extinguished debt	(37)
Business optimization expense	(46)
Restructuring and impairment	(39)
Stock based compensation	(28)
Management fees	(6)
Inventory write-up	(5)
Pro forma synergies (Covalence and Rollpak)	(56)
Pro forma synergies (MAC, Captive and Oxnard)	(20)
Pro forma sale/leaseback	5
Pro forma MAC and Captive EBITDA	(52)
Net loss	$(128)

As of the end of the second fiscal quarter, Berry Plastics estimates a cash balance of $18 million and outstanding debt of $3,323 million (excluding $244 million available under the revolving line of credit) as detailed in the following table.

Unaudited
($ in millions)	Estimated March 29, 2008
Term loan	$1,191
Senior Secured Bridge Loan	520
Revolving line of credit	131
Second Priority Senior Secured Fixed Rate Notes	525
Second Priority Senior Secured Floating Rate Notes	225
11% Senior Subordinated Notes	435
10 ¼% Senior Subordinated Notes	265
Capital leases and other	31
$3,323

Summary Historical Financial Data

The following table sets forth certain historical financial data for Berry Plastics. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. The summary historical financial data for the fiscal year ended September 29, 2007 has been derived from our audited consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

The summary historical financial data as of and for the thirteen weeks ended December 29, 2007 and December 30, 2006 is derived from our unaudited financial statements included elsewhere in this offering memorandum. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes included elsewhere in this offering memorandum.

The following financial information should be read in conjunction with “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements included elsewhere in this offering memorandum.

	Unaudited		Audited	Unaudited
	Thirteen weeks ended		Year ended September 29, 2007	52 weeks ended December 29, 2007
($ in millions)	December 29, 2007	December 30, 2006
Statement of Operations Data:
Net sales	$762.7	$703.6	$3,055.0	$3,114.1
Cost of sales	653.9	617.2	2,583.4	2,620.1
Gross profit	108.8	86.4	471.6	494.0
Operating expenses	98.3	79.0	404.2	423.5
Operating income	10.5	7.4	67.4	70.5
Loss on extinguished debt	—	—	37.3	37.3
Interest expense, net(1)	61.5	59.9	237.6	239.2
Loss before income taxes	(51.0)	(52.5)	(207.5)	(206.0)
Income tax benefit	(19.7)	(19.5)	(88.6)	(88.8)
Minority interest	—	(2.2)	(2.7)	(0.5)
Net loss	$(31.3)	$(30.8)	$(116.2)	$(116.7)

Balance Sheet Data (at period end):
Working capital(2)	$372.8	$403.8	$369.8	$372.8
Total assets	3,902.3	3,658.5	3,869.4	3,902.3
First lien senior secured debt	1,279.0	996.4	1,267.5	1,279.0
Total debt	2,725.4	2,605.1	2,710.7	2,725.4
Shareholders’ equity	420.3	379.7	450.0	420.3

Other Financial Data:
Capital expenditures	$38.6	$14.2	$99.3	$123.7
Depreciation and amortization	59.6	49.1	220.2	230.7
Adjusted EBITDA(3)			491.7	496.5
Pro forma interest expense(4)				281.6

(1)
Includes non-cash interest expense of $1.3 million, $2.2 million, $7.3 million, and $6.4 million for the thirteen week period ended December 29, 2007, the thirteen week period ended December 30, 2006, the year ended September 29, 2007, and the fifty-two week period ended December 29, 2007, respectively.

(2)	Represents total current assets less total current liabilities.
(3)
We define “Adjusted EBITDA” as net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain non-recurring or non-cash charges and as adjusted for acquired businesses, including unrealized synergies, which are more particularly defined in our credit documents and the indentures governing our notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance. Adjusted EBITDA eliminates what we believe are non-recurring expenses and certain other charges that we believe do not reflect operations and underlying operational performance. The result, we believe, more accurately reflects the underlying performance of the Company and therefore provides our management and investors with a more meaningful metric to assess performance over time. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business and as a measure of Captive’s business, the use of Adjusted EBITDA has important limitations, including that (1) Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges; (2) Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments; (3) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital; (4) Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness; (5) Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes; (6) excludes depreciation and amortization and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; (7) Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and (8) may be calculated differently by other companies, including other companies in our industry, limiting its usefulness as a comparative measure.

(4)
Reflects adjustments to our historical statement of operations data to give effect to this offering and the application of proceeds therefrom as if it occurred on the first day of the applicable period.

	Actual
($ in millions)	Year ended September 29, 2007	Fifty-two weeks ended December 29, 2007
Adjustments to reconcile Net loss to Adjusted EBITDA:
Net loss	$(116.2)	$(116.7)
Interest expense, net	237.6	239.2
Income tax benefit	(88.6)	(88.8)
Depreciation and amortization	220.2	230.7
Minority interest	(2.7)	(0.5)
Stock option expense	19.6	23.8
Loss on extinguished debt	37.3	37.3
Non-cash inventory write-up	13.9	5.2
Management fees	5.9	6.4
Business optimization expenses(a)	37.7	39.0
Restructuring and impairment charges(b)	39.1	42.6
MAC Closures and Rollpak(c)	3.5	10.3
Sale/leaseback	—	(6.6)
Oxnard, Norwich and MAC Closures synergies(d)	3.7	4.9
Covalence and Rollpak synergies(e)	80.7	69.7
Adjusted EBITDA	$491.7	$496.5

(a)
Business optimization expenses consist of expenses related to transaction and merger costs associated with the Berry Covalence Merger, facility integration costs associated with the Berry Covalence Merger, expenses related to facility integration expenses associated with the Kerr acquisition, costs associated with Berry Plastics’ thermoforming expansion, laminate tube introduction and other miscellaneous product launches and other one-time costs.

(b)
Restructuring and impairment charges relate to Berry Plastics’ decision to exit five flexible film facilities, one closed top facility, one tapes/coatings facility and the shut-down of the Old Covalence corporate headquarters and a divisional headquarters. These charges have been accounted for under the provisions of Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-lived Assets and Statement of Financial Accounting Standard No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The costs consist of severance and termination benefits, facility exit costs, non-cash impairment charges and other costs.

(c)
Represents the adjustment to reflect the impact of the Rollpak acquisition to annualize the results for the year ended September 29, 2007 and the fifty-two weeks ended December 29, 2007 and the adjustments to reflect the impact of the MAC Closures, Inc. acquisition to annualize the results for the fifty-two weeks ended December 29, 2007.

(d)
Represents synergies associated with the Oxnard facility shutdown and Norwich facility disposal for the year ended September 29, 2007 and the fifty-two weeks ended December 29, 2007 and the synergies associated with the acquisition of MAC Closures, Inc. for the fifty-two weeks ended December 29, 2007.

(e)
Represents purchasing, administrative, plant rationalization and restructuring, and operational cost savings associated with the Berry Covalence Merger. This adjustment also includes cost savings related to Rollpak.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This summary contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including but not limited to, anticipated liquidity, Adjusted EBITDA, and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual future events or results may differ materially from these statements.

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in our annual and quarterly reports on Form 10-K and Form 10-Q under “Risk Factors,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our public filings. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the this filing or to reflect the occurrence of unanticipated events.